Exhibit 10.4

Deed of access, insurance and indemnity

ALTA Global Group Limited (ACN 163057 565) (Company)

Deed of access, insurance and indemnity

Details		4

Agreed terms		5

1.	Defined terms & interpretation	5

1.1	Defined terms	5
1.2	Interpretation	7
1.3	Headings	8

2.	Indemnities	8

2.1	General indemnity	8
2.2	Costs indemnity	8
2.3	Scope of and limitations on indemnities	8

3.	Claim by Director	8

3.1	Notification by Director	8
3.2	Defence of legal action	9
3.3	Obligations of Director	10
3.4	Reimbursement	10
3.5	Settlement of a Claim	10
3.6	Failure to comply	10
3.7	Legal representation	11
3.8	Effect of clauses 3.2 and 3.3	11

4.	Advances and payments	11

4.1	Payment when Director becomes liable	11
4.2	Indemnity before expense incurred	11
4.3	Advances to Director	11
4.4	Interest	11
4.5	Repayment	12

5.	Insurance	13

5.1	Obligation to insure	13
5.2	Terms and conditions of D&O Policy	13
5.3	Notice to Director	13
5.4	Copies of insurance policies	13

6.	Access to Board Documents	14

6.1	Right to inspect Board Documents	14
6.2	Request for access to Board Documents	14
6.3	Access to Director	14
6.4	Obligations of Company	15
6.5	Right to copy Board Documents	15
6.6	Return of documents	15
6.7	Privileged Documents	15
6.8	Waiver of privilege	16
6.9	Limitation on access to Privileged Documents	16

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6.10	Director’s obligations	16
6.11	Access permitted under Corporations Act 2001 (Cth)	17

7.	Confidentiality	17

7.1	Obligations of confidentiality	17
7.2	Exceptions	17
7.3	Limitation	18

8.	Taxation and GST	18

8.1	Taxation	18
8.2	GST	18

9.	Notices and other communications	19

9.1	Service of notices	19
9.2	Effective on receipt	19

10.	Miscellaneous	19

10.1	Alterations	19
10.2	Approvals and consents	19
10.3	Assignment	19
10.4	Costs	19
10.5	Stamp duty	19
10.6	Survival	20
10.7	Counterparts	20
10.8	No merger	20
10.9	Entire agreement	20
10.10	Further action	20
10.11	Severability	20
10.12	Waiver	20
10.13	Relationship	20
10.14	Announcements	20
10.15	Governing law and jurisdiction	20

Signing page		21

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Details

Date

Parties

Name	ALTA Global Group Limited
ACN	163 057 565
Short form name	Company
Notice details	Level 1, Suite 1 29-33 The Corso Manly NSW 2095
Attention:

Name
Short form name	Director
Notice details	Level 1, Suite 1 29-33 The Corso Manly NSW 2095

Background

A	To ensure that the Director agrees to act, or to continue to act (as the case may be) as a director of the Company, the Company considers it reasonable and in the best interests of the Company to:

(i)	indemnify the Director to the extent permitted by law against certain liabilities and legal costs incurred by the Director as an officer of any Group Company;

(ii)	maintain, and pay the premium on, a D&O Policy in respect of the Director;

(iii)	agree to advance monies to the Director for the payment of legal costs incurred by the Director in defending proceedings before the outcome of the proceedings is known; and

(iv)	provide the Director with access to the board papers and other documents provided or available to the Director as an officer of a Group Company,

both during the time that the Director holds office and for a seven year period after the Director ceases to be an officer of any Group Company, on the terms and conditions contained in this deed.

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Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this deed:

Act means any actual or alleged act, error, statement, misstatement, misleading statement, omission, neglect, conduct or breach of duty actually or allegedly made, committed or attempted by the Director (either alone or jointly with one or more other persons):

(a)	while the Director was a director of a Group Company; and

(b)	in the course of, or arising out of, the Director’s role as a director of a Group Company.

Authorised Person means any person authorised in writing by the Director and approved by the Company, which approval cannot be unreasonably withheld.

Board, in relation to a Group Company, means:

(a)	the board of directors of the Group Company; or

(b)	any committee of the board of directors of the Group Company.

Board Documents means Books of a Group Company to which the Director did, or was entitled to, have access (or receive a copy) during the Director’s term of office as a director of the Group Company and Board Document means any of those Books.

Board Papers means:

(a)	originals or copies of all documents (including, without limitation, board papers, committee papers, correspondence, legal advice, memoranda, submissions, reports and minutes of meetings) provided to, or tabled at any meeting of, the Board of a Group Company during the Director’s term of office as a director of that Group Company;

(b)	copies of resolutions and minutes of meetings of the Board of a Group Company passed or held during the Director’s term of office as a director of that Group Company; and

(c)	copies of resolutions and minutes of meetings of members of a Group Company passed or held during the Director’s term of office as a director of that Group Company.

Books has the meaning given to that word in section 9 of the Corporations Act and includes Board Papers.

Business Day means a day that is not a Saturday, Sunday, bank holiday or public holiday in New South Wales, Australia.

Business Hours means from 9am to 5pm on a Business Day.

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Claim means:

(a)	any:

(i)	legal proceeding (whether civil or criminal), administrative proceeding, arbitral proceeding, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any legal, administrative or arbitral proceeding); or

(ii)	investigation or inquiry by any Regulatory Authority or External Administrator,

in respect of or arising out of any Act; or

(b)	any written or oral threat, complaint, demand or other circumstance that might reasonably cause the Director to believe that any proceedings, investigation or inquiry referred to in paragraph (a) above will be initiated.

Corporations Act means the Corporations Act 2001 (Cth).

D&O Policy means a contract or contracts:

(a)	insuring against certain liabilities incurred by a person in the person’s capacity as director or officer of a body corporate; and

(b)	allowing the body corporate to obtain reimbursement for, or requiring the insurer to make a payment on behalf of that body corporate for, certain claims paid or payable by it to a director or officer of the body corporate under an indemnity.

External Administrator means any liquidator, provisional liquidator, external controller or administrator.

Group Company means:

(a)	the Company; or

(b)	any Subsidiary of the Company.

Indemnities means the indemnities granted to the Director by the Company under clause 2 and Indemnity means any one of them.

Information, in clause 7, means all or any part of information contained in or related to the affairs or a transaction of a Group Company, a Board Document or a discussion at a meeting of a Group Company.

Permitted Purpose has the meaning given to that term in clause 6.1.

Privileged Document means any document in respect of which any form of legal privilege applies solely in favour of a Group Company or jointly in favour of a Group Company and the Director (whether alone or with one or more other directors of the Group Company).

Regulatory Authority means the Australian Securities and Investments Commission, the Australian Competition and Consumer Commission, a Royal Commission, a tribunal, a government department, a public authority or an instrumentality or agency of the Crown in right of the Commonwealth, a State or a Territory or the equivalent of any of them in any other jurisdiction.

Related Body Corporate has the meaning given to that term in the Corporations Act.

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Relevant Period means the period:

(a)	beginning on the date of this deed; and

(b)	ending on the seventh anniversary of the date on which both of the following conditions are first satisfied:

(i)	the Director has ceased to be an officer of a Group Company; and

(ii)	the Director is not an officer of any other Group Company.

Subsidiary has the meaning given to that term in the Corporations Act.

1.2	Interpretation

In this deed, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of or schedule or annexure to this deed and a reference to this deed includes any schedule or annexure;

(d)	a reference to a document or deed, includes the document or deed as novated, altered, supplemented or replaced from time to time;

(e)	a reference to time is to Victoria, Australia time;

(f)	a reference to the Director includes the Director’s personal representatives;

(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(h)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(i)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(j)	a reference to legal privilege includes legal professional privilege and client legal privilege;

(k)	including, includes and similar expressions, and the giving of examples, do not limit what else may be included; and

(l)	if a day for payment is not a Business Day, the payment is due on the next Business Day.

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1.3	Headings

In this deed, headings are for ease of reference only and do not affect interpretation.

2.	Indemnities

2.1	General indemnity

To the extent permitted by law and subject to clause 2.3 and the prohibitions in section 199A of the Corporations Act, the Company indemnifies the Director against any and all liabilities (other than for legal costs of a kind referred to in clause 2.2) incurred by the Director as an officer of a Group Company.

2.2	Costs indemnity

To the extent permitted by law and subject to clause 2.3 and the prohibitions in section 199A of the Corporations Act, the Company indemnifies the Director against any and all reasonable legal costs incurred by the Director in defending an action for a liability incurred or allegedly incurred by the Director as an officer of a Group Company.

2.3	Scope of and limitations on indemnities

The Indemnities:

(a)	have effect in respect of liabilities or legal costs incurred by the Director as an officer of a Group Company (and Acts) that were incurred or occurred (as the case may be) at any time from the date that the Director became an officer of that Group Company (whether such date occurs before or after the date of this deed); and

(b)	continue to have full force and effect even if the Director ceases to be an officer of a Group Company before:

(i)	a claim is made by the Director under this deed; or

(ii)	the Director incurs the liability or costs in respect of which the Director makes a claim under this clause 2, provided that the liability or costs are in respect of or arise out of an Act; and

(c)	apply to any liability or legal costs incurred by the Director as an officer of a Group Company only if and to the extent that the Director is not indemnified against that liability or those legal costs by:

(i)	any insurance policy other than the D&O Policy maintained in accordance with clause 5.1; or

(ii)	if that Group Company is not the Company, that Group Company.

3.	Claim by Director

3.1	Notification by Director

As soon as reasonably practicable after the Director becomes aware of any Claim that could reasonably be expected to give rise to a claim by the Director under the Indemnities (Relevant Claim), the Director must give to the Company notice in writing of that Claim.

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3.2	Defence of legal action

Subject to clauses 3.7 and 3.8, where there is a Relevant Claim, the Company may, or may allow its insurers to:

(a)	assume the conduct, negotiation and defence of the Relevant Claim under its sole management, control and cost;

(b)	institute legal proceedings, including any cross-claim or counter claim to the Relevant Claim, in the name of the Director as part of the defence of the Relevant Claim;

(c)	subject to clause 3.5, settle or compromise the Relevant Claim;

(d)	agree to any form of alternative dispute resolution in relation to the Relevant Claim; and

(e)	retain lawyers to act on behalf of both the Company and the Director in relation to the Relevant Claim.

The Company must (or must ensure that its insurers) notify the Director as soon as reasonably practicable if it intends to take any action permitted by this clause 3.2.

Obligations of Director

Subject to clauses 3.7 and 3.8, where there is a Relevant Claim, the Director must:

(f)	allow the Company, in the Company’s discretion, to take control of the conduct, negotiation and defence of the Relevant Claim;

(g)	allow the Company, in the Company’s discretion, to retain lawyers on behalf of both the Director and the Company (or other Group Company),

(h)	take such action or provide such information (including providing the Company with any documents, records, authorities, directions) as the Company (or its insurers) may reasonably require in relation to that Relevant Claim to avoid, dispute, defend or appeal that Relevant Claim or any determination, judgment or award made in respect of that Relevant Claim;

(i)	give the Company (or its insurers) all assistance and co-operation that the Company reasonably requires in connection with any action the Company (or its insurers) reasonably takes to appear in, avoid, dispute, defend or appeal that Relevant Claim or any determination, judgment or award made in respect of that Relevant Claim;

(j)	where the Company (or its insurers) so request, do anything reasonably necessary or desirable to enable the Company (or other Group Company) to be subrogated to and enjoy the benefits of the Director’s rights in relation to any cross-claims or any claims against any third party and assist with that process;

(k)	not admit any liability for or settle or compromise the Relevant Claim without the prior consent of the Company (or its insurers), which consent cannot be unreasonably withheld; and

(l)	keep the Company (or its insurers) fully informed in relation to the status and conduct of that Relevant Claim (if the Company or its insurers have not assumed conduct of the Relevant Claim under clause 3.2).

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3.3	Reimbursement

Except to the extent prohibited by law from so doing, the Company must reimburse the Director for actual costs and expenses reasonably incurred by the Director in taking action or providing assistance or information at the request, or under the direction, of the Company under clause 3.3.

3.4	Settlement of a Claim

(a)	Before the Company or its insurers settle or compromise a Relevant Claim, the Company must (or must ensure that its insurers):

(i)	give the Director notice of its intention to do so;

(ii)	provide to the Director the proposed terms of settlement or compromise; and

(iii)	allow the Director a reasonable period (to be specified in the notice) in which the Director may object to the proposed terms of settlement or compromise and declare the Director’s intention to assume conduct of the Claim.

(b)	If, within the period allowed under clause 3.5(a) in respect of a Relevant Claim, the Director gives notice that the Director intends to assume conduct of a Relevant Claim, the Company must (or must ensure that its insurers) relinquish to the Director the control of the conduct of the Relevant Claim (to the extent that it relates to the Director) and the liability of the Company under this deed in respect of that Relevant Claim will not exceed the amount for which the Relevant Claim could have been compromised or settled at the time notice was given to the Director under clause 3.5(a) in respect of that Relevant Claim together with costs and expenses reasonably incurred by the Director up to that time.

3.5	Failure to comply

Despite the Indemnities, if the Director fails to perform an obligation required under clause 3.3 to the material prejudice of the Company in respect of a Relevant Claim, the Company will be under no obligation to indemnify the Director in respect of the Relevant Claim.

3.6	Legal representation

Nothing in this clause 3 prevents the Director from obtaining independent legal advice or engaging separate legal or other representation in connection with the conduct of a Relevant Claim but any costs or expenses incurred by the Director in so doing will be paid or reimbursed by the Company only to the extent that those expenses are otherwise payable by the Company under this deed and:

(a)	incurred prior to the Company (or its insurers) assuming conduct of the Relevant Claim;

(b)	incurred with the prior written authority of the Company (which must not be unreasonably withheld); or

(c)	reasonable and incurred in circumstances where there is a reasonable likelihood that the interests of the Director and the Company would conflict were the same lawyers to act on behalf of both the Company and the Director.

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3.7	Effect of clauses 3.2 and 3.3

(a)	Nothing in clauses 3.2 or 3.3 permits the Company, or requires the Director, to take any action or do any thing (including giving any consent) in respect of a Relevant Claim that would be likely to cause significant harm to the reputation of the Director, except where the Company determines in good faith and on reasonable grounds that the interests of the Company (or a Group Company) or the conduct of that Claim would be materially prejudiced unless the Company or the Director (as the case may be) takes that action or does that thing.

(b)	Clauses 3.2 and 3.3 do not apply where:

(i)	the Relevant Claim arises from a claim by the Company (or a Related Body Corporate of the Company) against the Director; or

(ii)	where each of the Director and the Company (or a Related Body Corporate of the Company) are defendants or respondents to a Claim and in the reasonable opinion of the Director’s lawyers there is an actual or potential conflict of interest between the Director and the Company (or the Related Body Corporate of the Company, if applicable) in respect of the conduct of the Claim.

4.	Advances and payments

4.1	Payment when Director becomes liable

If the Director becomes liable to pay any amount for which the Director is or is entitled to be indemnified under this deed, the Company must pay that amount to the person to whom the amount is due within 10 Business Days after the date on which the Director provides evidence satisfactory to the Company that the Director is liable to pay that amount and is entitled to be indemnified under this deed.

4.2	Indemnity before expense incurred

Despite any other provision of this deed, it is not necessary for the Director to make any payment before enforcing the Director’s rights under the Indemnities.

4.3	Advances to Director

Subject to clause 4.5, the Company must, within 10 Business Days after receiving a request from the Director to do so, and on such terms (including interest on the basis specified in clause 4.4) as it thinks reasonable in the circumstances, advance moneys to the Director to enable the Director to pay, or to reimburse the Director for, any legal costs reasonably incurred by the Director (before the outcome of the action is known) in defending an action for a liability incurred or allegedly incurred by the Director as an officer of a Group Company (including any such legal costs incurred after the Director ceases to be an officer of that Group Company).

4.4	Interest on advances

If the Company is required to advance moneys to the Director under clause 4.3, the Company may determine (in its absolute discretion) that the Director is required to pay interest on the amount advanced, calculated on a daily basis from and including the date of payment by the Company, to the date of repayment by the Director at the Interest Rate, but only the basis that such interest will be payable only in the event that the moneys advanced become repayable to the Company under clause 4.5. In this clause, Interest Rate means the rate of [2%] per annum above the 60 day ‘Bank Bill Swap Reference Rate’ last published on or before the date of payment in The Australian Financial Review (or, if no such rate is published, another rate set by the Company in good faith).

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4.5	Repayment

If the Company advances moneys to the Director under clause 4.3 or otherwise pays or reimburses the Director (or any other person) in accordance with this deed in respect of a liability, costs or expenses (Relevant Costs) incurred by the Director in relation to a Claim, then:

(a)	if, upon the final determination of the Claim (whether as a result of the settlement, withdrawal or final adjudication of the Claim or otherwise), the Relevant Costs become costs in respect of which the Director is not entitled to be indemnified under the Indemnities, the Director must, within 10 Business Days after the outcome of the Claim is finally determined:

(i)	repay to the Company the amount advanced or paid by the Company in respect of the Relevant Costs (Relevant Amount); and

(ii)	where the Relevant Costs were advanced to the Director under clause 4.3, pay to the Company the interest (if any) accrued on the advance in accordance with the terms of the advance determined by the Company under clauses 4.3 and 4.4, and the Company will be under no obligation to pay or reimburse the Director for any further liability or legal costs incurred by the Director in respect of, or arising out of, that Claim;

(b)	if, upon the final determination of the Claim (whether as a result of the settlement, withdrawal or final adjudication of the action or otherwise), the Relevant Costs become costs in respect of which the Director is entitled to be indemnified under the Indemnities, the Director will not be required to pay to the Company the Relevant Amount and, for the avoidance of doubt, no interest will have been accrued in respect of the Relevant Amount; and

(c)	if the Director also receives payment in respect of some or all of those Relevant Costs under any of the following:

(i)	the D&O Policy maintained under clause 5 or any other insurance policy; or

(ii)	an indemnity given by a Group Company (other than the Company),

then the Director must, within 10 Business Days after receiving payment under the relevant insurance policy or indemnity, pay to the Company an amount equal to the amount recovered by the Director under the insurance policy or indemnity in respect of the Relevant Costs.

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5.	Insurance

5.1	Obligation to insure

To the extent permitted by law and available in the market at reasonable cost (and subject to the prohibitions in sections 199B and 199C of the Corporations Act), the Company must either:

(a)	at all times during the Relevant Period, maintain and pay the premium on a D&O Policy that complies with clause 5.2; or

(b)	ensure that, at all times during the Relevant Period a Related Body Corporate of the Company maintains and pays the premium on a D&O Policy that complies with clause 5.2.

5.2	Terms and conditions of D&O Policy

To the extent permitted by law and subject to the prohibitions in sections 199B and 199C of the Corporations Act, the D&O Policy must:

(a)	cover (but only to the extent required by clause 5.2(b)) liabilities incurred by the Director (or the Company under the Indemnities) in respect of, or arising out of, Acts;

(b)	be for an amount and on terms and conditions (including premium, insuring clauses, exclusions and excess amounts) as are appropriate and available in the market for a reasonably prudent company in the Company’s circumstances acting fairly; and

(c)	without limiting clause 5.2(b) and at any given time from time to time, be on terms and conditions that, taken as a whole, are not materially less favourable to the Director than the terms and conditions of any directors’ and officers’ insurance policy taken out or made available at the same time by a Group Company in respect of any other director or former director of that Group Company.

5.3	Notice to Director

The Company must notify the Director immediately on the Company becoming aware that:

(a)	the D&O Policy required to be maintained under clause 5.1 has been cancelled or not renewed; or

(b)	there is a material diminution in the terms of the D&O Policy maintained under clause 5.1 for the Director.

5.4	Copies of insurance policies

At the request of the Director, the Company must provide the Director with a copy of:

(a)	the policy of insurance; and

(b)	the certificate of insurance,

in respect of the D&O Policy maintained in accordance with clause 5.1 at the time of the request, except where such disclosure would involve a breach of the terms and conditions of the policy.

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6.	Access to Board Documents

6.1	Right to inspect Board Documents

The Company must:

(a)	permit; and

(b)	use reasonable efforts to ensure that each other Group Company permits,

the Director to inspect and copy, during Business Hours, those Board Documents of the Company (or that Group Company) as are then in the possession or control of the Company (or that Group Company) for any of the following purposes:

(c)	to discharge the Director’s duties as an officer of the Company (or that Group Company); or

(d)	in connection with a Claim commenced or arising during the Relevant Period:

(i)	to which the Director is subject or is a party;

(ii)	that the Director is directly involved in (including as a witness);

(iii)	that the Director proposes in good faith to bring; or

(iv)	that the Director believes on reasonable grounds will be brought against the Director; or

(e)	any other purpose in respect of which the Company gives its written consent (Permitted Purpose).

6.2	Request for access to Board Documents

The Director (or any Authorised Person) may make a request for access to Board Documents of a Group Company, which must:

(a)	be in writing addressed and given to the Company;

(b)	include particulars of the Board Documents required by the Director (Requested Documents); and

(c)	state the purpose for which the Requested Documents are required, which must be a Permitted Purpose.

6.3	Access to Director

Where the Company receives a request for access to Requested Documents under clause 6.2 and is required to give access to the Requested Documents under this clause 6, the Company must give (or ensure that the relevant Group Company gives) the Director (or any Authorised Person) access to the Requested Documents so that they are available for inspection and copying as soon as reasonably practicable after receipt of the request but no later than 10 Business Days after receipt of the request.

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6.4	Obligations of Company

The Company must:

(a)	use its reasonable efforts to keep:

(i)	all Board Papers of the Company safe and secure from damage; and

(ii)	at least one copy of the Board Papers of the Company,

for the Relevant Period and for a longer period if any of the Board Papers are relevant to any Claim notified to the Company by the Director during the Relevant Period that has not been concluded in the Relevant Period; and

(b)	ensure that each other Group Company uses reasonable efforts to keep:

(i)	all Board Papers of that Group Company safe and secure from damage; and

(ii)	at least one copy of the Board Papers of that Group Company,

for the Relevant Period and for a longer period if any of the Board Papers are relevant to any Claim notified to the Company by the Director during the Relevant Period that has not been concluded in the Relevant Period.

6.5	Right to copy Board Documents

Where the Director obtains access to Board Documents under this clause 6, the Director will be entitled to make copies (at the Director’s cost) of those Board Documents (but only for a Permitted Purpose).

6.6	Return of documents

The Director:

(a)	subject to clause 6.6(b), on ceasing to be a director of a Group Company, must deliver any Board Documents of that Group Company that the Director holds to the company secretary of the relevant Group Company;

(b)	may retain any specific Board Document necessary for a Permitted Purpose; and

(c)	must return any Board Document and copies retained under clause 6.6(b) or obtained under clause 6.1 to the company secretary as soon as possible after they are no longer required for a Permitted Purpose.

6.7	Privileged Documents

If a Director requests access to any Board Document which is or refers to a Privileged Document, the Company must notify the Director:

(a)	that privilege exists; and

(b)	of the general nature of acts and omissions that could cause that privilege to be waived or lost.

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6.8	Waiver of privilege

(a)	Subject to clause 6.8(b), if a Director requests access to a Board Document that is or refers to a Privileged Document, the Company must waive, and must procure that each other Group Company which is entitled to claim legal privilege in respect of that Privileged Document waives, its claim to such privilege but only if the Company is satisfied that the loss of the right to claim privilege in respect of that Privileged Document would not materially prejudice the interests of any Group Company, whether at that time or at any time in the future.

(b)	Where clause 6.8(a) requires a waiver to be given or procured by the Company, that waiver is required to be given or procured only to the extent necessary to enable the Director to:

(i)	have access to the Privileged Document;

(ii)	disclose the Information in the Privileged Document in circumstances permitted under clause 7.2; and

(iii)	use the Privileged Document for the Permitted Purpose specified in the notice given by the Director under clause 6.2(c).

6.9	Limitation on access to Privileged Documents

Despite any other provision of this clause 6 other than clause 6.11, if, in the reasonable opinion of the Company:

(a)	the giving of access to a Board Document under this clause 6 to a Director would or could reasonably be expected to jeopardise the ability of a Group Company to claim legal privilege in respect of a Privileged Document; and

(b)	the loss by a Group Company of the ability to claim such privilege would or could reasonably be expected to materially prejudice the interests of that Group Company, whether at that time or at any time in the future, then the Company may:

(c)	impose such conditions on the Director’s access to that Board Document as it determines, in good faith, are appropriate to ensure that the ability of a Group Company to claim legal privilege in respect of that Board Document is not jeopardised by such access; or

(d)	if the Company determines in good faith and acting reasonably that it is not possible to ensure, by the imposition of conditions, that the ability of the Group Company to claim legal privilege in respect of that Board Document would not be jeopardised by such access, refuse to permit the Director to have access to that Board Document.

6.10	Director’s obligations

(a)	Without limiting the Director’s right to obtain access to Privileged Documents under clause 6 or to disclose Information under clause 7, the Director must not waive any privilege of a Group Company nor do or omit to do anything that will cause that privilege to be waived or lost, without the prior consent of the Company.

(b)	Where the Director obtains access to Board Documents subject to conditions imposed by the Company under clause 6.9, the Director must comply with those conditions.

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6.11	Access permitted under Corporations Act

Despite any other provision of this deed, if and to the extent that the Corporations Act gives the Director the right to inspect a Board Document that is, or refers to, a Privileged Document, the Company must allow the Director to inspect that Board Document in accordance with the Corporations Act.

7.	Confidentiality

7.1	Obligations of confidentiality

Without limiting the Director’s duties as a director of any Group Company, the Director (both during the period in which the Director is a director of a Group Company and after the Director ceases to be a director of a Group Company) must:

(a)	keep all Information confidential (except to the extent that disclosure is permitted under clause 7.2);

(b)	must not disclose Information to any person unless and to the extent permitted to do so under clause 7.2; and

(c)	must not use Information for any purpose other than a Permitted Purpose.

7.2	Exceptions

The obligations in clause 7.1 do not apply to Information if and to the extent that:

(a)	the Information is or comes into the public domain (other than as a result of a contravention by the Director of this deed or any other obligation of confidence);

(b)	disclosure of the Information is required by law;

(c)	disclosure of the Information is either:

(i)	reasonably necessary for a Permitted Purpose; or

(ii)	made in confidence to the legal, financial or taxation advisers of the Director and both of the following conditions have been met:

(iii)	either:

(A)	no Group Company has the right to claim legal privilege in respect of some or all of that Information or the proposed disclosure of the Information could not reasonably be expected to jeopardise a Group Company’s ability to claim such privilege; or

(B)	each Group Company that has the right to claim legal privilege in respect of all or any of that Information (if any) has waived its right to claim such legal privilege to the extent required under clause 6.8(b); and

(iv)	disclosure of the Information will not cause any Group Company’s right to claim legal privilege in regard to any other Information or documents to be waived; or

(d)	disclosure of the Information is reasonably necessary for the purposes of the discharge of the duties of the Director as an officer of a Group Company; or

(e)	the Company has given its prior written consent to the disclosure of the Information.

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7.3	Limitation

If the Director is permitted to disclose Information under clause 7.2(c), the Director must:

(a)	disclose only the minimum Information reasonably necessary in the circumstances;

(b)	disclose the Information only to persons who have a need to know and only to the extent that they have a need to know; and

(c)	comply with any conditions imposed by the Company under clause 6.9(c).

8.	Taxation and GST

8.1	Taxation

If for any reason any governmental authority imposes any tax on any sum paid to the Director under the Indemnities, then the Company must pay to the Director such additional amount as is required to ensure that the total amount paid, less any tax imposed on such amount, is equal to the amount that would otherwise be payable under the Indemnities.

8.2	GST

(a)	If any supply made or to be made by a party (Supplier) under or in connection with this Deed is a taxable supply the recipient of that supply (Recipient) must, in addition to the consideration to be paid or provided for that supply under this Deed (GST Exclusive Consideration), pay an amount on account of GST to be calculated by multiplying the GST exclusive consideration for the supply by the rate of GST prevailing at the time that the supply is made.

(b)	No amount is payable in respect of a taxable supply made under or in connection with this Deed until the Supplier has issued a tax invoice to the Recipient.

(c)	If a payment to a party under this agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be first reduced by the amount of any input tax credit to which that party is entitled for an acquisition to which that loss, cost or expense relates and then, if consideration for a taxable supply, will be increased on account of GST in accordance with paragraph 8.2(a).

(d)	In this clause, words or expressions that are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the meaning given to them by that Act.

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9.	Notices and other communications

9.1	Service of notices

A notice, demand, consent, approval or communication under this deed (Notice) must be:

(a)	in writing and in English directed to the recipient’s address for notices specified in the Details, as varied by any notice; and

(b)	hand delivered or sent by prepaid post or facsimile to that address.

9.2	Effective on receipt

A Notice given in accordance with clause 9.1 takes effect when received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from outside Australia);

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the Business Day after that delivery, receipt or transmission.

10.	Miscellaneous

10.1	Alterations

This deed may be altered only in writing signed by each party.

10.2	Approvals and consents

Except where this deed expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this deed.

10.3	Assignment

A party may only assign this deed or a right under this deed with the prior written consent of each other party.

10.4	Costs

Each party must pay its own costs of negotiating, preparing and executing this deed.

10.5	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this deed or a transaction contemplated by this deed, must be paid by the Company.

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10.6	Survival

Each obligation of confidence and indemnity in this deed is a continuing obligation, separate and independent from the other obligations and survives termination of this deed for any reason. Any other provision by its nature intended to survive termination of this deed survives termination of this deed.

10.7	Counterparts

This deed may be executed in counterparts. All executed counterparts constitute one document.

10.8	No merger

The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

10.9	Entire agreement

This deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

10.10	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this deed and the transactions contemplated by it.

10.11	Severability

A provision or part of a provision of this deed that is illegal or unenforceable may be severed from this deed and the remaining provisions or parts of the provision of this deed continue in force.

10.12	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

10.13	Relationship

Except where this deed expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

10.14	Announcements

A public announcement in connection with this deed or a transaction contemplated by it must be agreed by the parties before it is made, except if required by law or a regulatory body (including a relevant stock exchange).

10.15	Governing law and jurisdiction

This deed is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

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Signing page

EXECUTED as a deed

Executed by ALTA Global Group Limited (ACN 163 057 565) in accordance with Section 127 of the Corporations Act 2001 in the presence of

Signature of director	Signature of director/company secretary
(Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Signed by ____________ in the presence of:

Signature

Signature of witness

Name of witness
(please print)

Occupation

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